Exhibit 1.A.(8)(k)(i)

AMENDMENT TO

JANUS ASPEN SERIES

FUND PARTICIPATION AGREEMENT

(Service Shares)

     THIS AGREEMENT is made this 29th day of December, 2000, between JANUS ASPEN SERIES, an open-end management investment company organized as a Delaware business trust (the "Trust"), and SOUTHLAND LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Texas (the "Company"), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, as may be amended from time to time (the "Accounts").

     WHEREAS, the Parties executed a participation agreement dated October 1, 2000 (the "Participation Agreement"), governing how shares of the Trust's portfolios are to be made available to certain variable life insurance and/or variable annuity contracts (the "Contracts") offered by the Company through certain separate accounts (the "Separate Accounts");

     WHEREAS, the Parties have agreed that it is in their interests to add an additional Contract to be purchased by the Separate Accounts;

     WHEREAS, the Parties desire to amend the Participation Agreement in the manner set forth here;

     NOW THEREFORE, in consideration of their mutual promises, the Company and the Trust agree as follows:

  The Participation Agreement is hereby amended by substituting for the current Schedule A in the form attached hereto which lists the Contracts funded by the Separate Accounts.

Executed this 29th day of December, 2000.

SOUTHLAND LIFE INSURANCE COMPANY

By:	/s/ James L. Livingston, Jr.
Name:	James L. Livingston, Jr.
Title:	Executive Vice President

JANUS ASPEN SERIES

By:	/s/ Bonnie Howe
Name:	Bonnie M. Howe
Title:	Vice President

Schedule A
Separate Accounts and Associated Contracts

Name of Separate Account and Date Established by Board of Directors	Contracts Funded by Separate Account

Southland Separate Account L1 (February 25, 1994)	Future Dimensions
Flexible Premium Variable Universal Life
Insurance Policy

Market Dimensions
Flexible Premium Variable Universal Life
Insurance Policy

Survivor Dimensions
Flexible Premium Variable Universal Life
Insurance Policy

Single Premium Product